Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

HEALTHCARE TRIANGLE, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.00001 per share	(1)	457(a)	28,000,000	$1.7450	$48,860,000.00	0.0001381	$6,747.57

Total Offering Amounts:							$48,860,000.00		6,747.57
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$6,747.57

__________________________________________
Offering Note(s)

(1)	Consists of 28,000,000 shares of common stock, consisting of (i) up to 27,950,000 shares issuable pursuant to the ELOC Purchase Agreement and (ii) up to 50,000 shares issuable upon exercise of the ELOC Warrant.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock as reported on Nasdaq on July 8, 2026, which date is within five business days prior to the filing of this registration statement. The Registrant’s high and low prices on July 8, 2026 were $1.82 and $1.67, respectively.